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Exhibit 10.14a




Pursuant to a letter agreement dated February 16, 1999, the promissory note in the original principal amount of $7,500,000 issued by the Company to Louisiana-Pacific Corporation (the "Promissory Note") was amended to: (i) extend the maturity date of the Promissory Note to January 1, 2000; (ii) commencing June 30, 1999 through the maturity date of the Promissory Note, increase the interest rate on amounts outstanding under the Promissory Note to a rate per annum equal to the average LIBOR rate over such period as reported in The Wall Street Journal plus 4.5%. No other terms of the Promissory Note were affected by such amendment.